Exhibit 99.1

Ellington Financial LLC Reports Second Quarter 2014 Results
OLD GREENWICH, Connecticut—August 6, 2014
Ellington Financial LLC (NYSE: EFC) today reported financial results for the quarter ended June 30, 2014.
Highlights

•	Net increase in shareholders' equity resulting from operations ("net income") for the second quarter was $20.9 million, or $0.81 per basic and diluted share.

•
Book value per share as of June 30, 2014 was $24.14 on a diluted basis, after payment of a quarterly dividend in the second quarter of $0.77 per share, as compared to book value per share of $24.10 on a diluted basis as of March 31, 2014.

•	Our non-Agency strategy generated gross income of $20.3 million for the quarter ended June 30, 2014.

•	Our Agency strategy generated gross income of $5.2 million for the quarter ended June 30, 2014.

•	Our Board of Directors declared a dividend of $0.77 per share for the second quarter of 2014; dividends are paid quarterly in arrears.
Second Quarter 2014 Results
For the quarter ended June 30, 2014, net income was $20.9 million, or $0.81 per share. This compares to net income of $22.6 million, or $0.88 per share, for the quarter ended March 31, 2014. During the second quarter, both of our primary strategies, non-Agency and Agency, contributed positively to net income.
"EFC's strong 2014 performance continued in the second quarter on multiple fronts," said Laurence Penn, Chief Executive Officer and President. "First, our results translate into a non-annualized return on equity of 3.4% for the quarter and 7.0% for the first six months of the year. Our earnings per share for the quarter of $0.81 more than covered our quarterly dividend of $0.77, thus enabling our diluted book value per share to increase to $24.14 per share as of June 30, 2014. Second, we had solid positive contributions from both of our primary strategies, non-Agency and Agency. Third, and perhaps most notably, some of our newer non-Agency initiatives, namely non-performing and sub-performing residential and commercial loans, and European non-dollar denominated RMBS, contributed meaningfully to our results. While legacy U.S. RMBS still generate the majority of our non-Agency income, we continue to generate new investment opportunities as a result of our ongoing diversification efforts. We remain focused on enhancing our sourcing capabilities, and these efforts have already led to new investments, many of which involve private transactions where we invest singly or in conjunction with other institutions. For example, we closed one private transaction during the quarter in which we invested in a debt instrument backed by a non-performing loan on a Parisian office complex, thus drawing on both our European sourcing capabilities and our non-performing commercial mortgage expertise. We have a number of private transactions active in the pipeline, both domestically and in Europe. Meanwhile, as non-Agency MBS have generally continued to rally across many of the sectors in which we are active, we continue to exercise discipline and patience in our investment decisions. While volatility again remained somewhat muted during the quarter, we believe that the return of volatility remains highly possible, and as always, we intend to continue to adjust our investing and hedging strategies as market conditions change. We remain positive about our outlook going forward, as we are finding no shortage of attractive opportunities that we believe will enhance and diversify our sources of return."
Non-Agency
Our non-Agency strategy generated gross income in the amount of $20.3 million for the second quarter, or $0.78 per share. Income from our non-Agency strategy was driven by positive contributions from interest income, net realized and unrealized gains on investments, partially offset by net losses on interest rate hedges, net credit hedges and other activities and interest expense. Credit spreads on non-Agency RMBS continued to tighten over the course of the second quarter, as strong investor appetite, propelled in large part by retail bond fund inflows, has fueled demand for higher yielding assets among fixed income products. While non-Agency RMBS credit spreads have tightened, we are still finding attractive buying opportunities, for example in sectors where we believe defaults have finally "burned out," but where market prices have yet to reflect much default burnout. At the same time, we have taken advantage of the spread tightening by opportunistically selling assets that we believe have become overvalued, since we continue to believe that certain non-Agency RMBS sectors may now have limited remaining upside potential. For example, we believe that the recent increases in home prices have led the market to ascribe too much value to certain later vintage sub-prime RMBS securities. In fact, we believe that the combination of longer resolution timelines and adverse selection of the remaining delinquent loans within these securities implies that loss severities may not come down at all. As yields continue to compress in the non-Agency RMBS market, factors such as these make prudent and careful security selection, based on loan level analysis performed on a security by security basis, of paramount importance.

High yield corporate credit spreads also continued to tighten during the quarter, in many cases to record levels, and in response we increased our credit hedges, which have been concentrated in credit default swaps on high yield indices.
While we believe that fundamental factors, such as home price appreciation and a declining foreclosure inventory, remain relatively positive for non-Agency RMBS, we believe that on the technical side the non-Agency MBS market remains vulnerable, especially to a resumption of increases in long-term interest rates. The non-Agency MBS market has become dominated by large bond mutual funds, and is therefore now driven indirectly by the large-scale behavior of retail investors. This behavior tends to be much more momentum-driven, as evidenced in mid-2013 when the increase in U.S. Treasury yields was followed by substantial retail bond fund outflows, thereby putting downward pressure on prices as redemptions forced bond mutual fund managers to sell assets. This technical vulnerability has been heightened further by the fact that dealers, faced with regulatory requirements such as Basel III and the Volcker Rule, are no longer willing to hold large inventories of non-Agency MBS, and thus are no longer able to absorb large-scale selling by bond funds into their inventories. In the meantime, however, demand for non-Agency MBS assets remains strong.
During the second quarter, we turned over approximately 18% of the portfolio, as measured by sales, excluding paydowns. Active portfolio trading is a key component of our strategy. As a result of our trading activity, we generated net realized gains of $12.9 million, or $0.50 per share. Net realized gains and net change in net unrealized gain (loss) combined to contribute $15.3 million, or $0.59 per share. We actively trade our portfolio not only for the generation of total return, but also to enhance the composition of our portfolio. As of June 30, 2014, our total long non-Agency portfolio was $657.7 million, as compared to $637.9 million as of March 31, 2014, representing an increase of 3.1%.
While CMBS new issuance volume declined approximately 3% to $25.8 billion during the six months ended June 30, 2014 as compared to same period of 2013, CMBS assets performed very well during the second quarter as credit spreads have generally continued to tighten in this sector as well. We expect that new issuance of CMBS may pick up in the second half of 2014, as volume has increased significantly in the month of July. We continue to find attractive opportunities in CMBS "B-pieces," which are the most subordinated (and therefore the highest yielding and riskiest) tranches. Ellington is among the most active participants in this market, and we believe that these assets represent an attractive complement to our legacy CMBS holdings, which tend to be lower yielding, but more actively traded. We are also actively sourcing various private transactions in the commercial real estate space. As of June 30, 2014, our investment in CMBS was $28.0 million, as compared to $32.6 million as of March 31, 2014.
We continue to see compelling opportunities in distressed small balance commercial loans. As of June 30, 2014, we had investments in ten loans with a value of $37.4 million, compared to twelve loans valued at $39.0 million as of March 31, 2014. The number and value of our loans held may fluctuate significantly from period to period, especially as these distressed loans are resolved or sold. Our investments in this asset class have performed extremely well, and we are continuing to source new opportunities.
Our European non-dollar denominated RMBS have also performed well, and during the second quarter we increased our holdings within this asset class. As of June 30, 2014 we had investments in European non-dollar denominated RMBS of $29.2 million, up from $26.1 million as of March 31, 2014. Our strategy of focusing on smaller, undervalued securities paid off during the second quarter, as we were able to sell some of our first quarter purchases at attractive profits. We expect that the volume of asset sales from European banks will increase significantly in 2014, as regulators continue to put pressure on these banks to reduce the overall size of their balance sheets, increase capital ratios, and divest non-core activities.
We also continue to find attractive investment opportunities in collateralized loan obligations, or "CLOs," particularly legacy CLOs. We have been active in this sector since early 2013. The new issue CLO market has been very robust, with 2014 on pace to be a record year. As a result of this increased supply, yield spreads on mezzanine tranches of new issue CLOs widened significantly in the second quarter, despite general yield spread tightening in most other fixed income sectors. Meanwhile, investor and dealer selling of legacy CLOs, to make room for new issuance, has been quite heavy, thereby forcing spreads wider for legacy product. This has enabled us to acquire legacy CLOs, where we prefer the return profile, at attractive prices. Over the course of the second quarter, we significantly increased our holdings of CLOs to $81.3 million as of June 30, 2014, up from $47.5 million as of March 31, 2014. As of June 30, 2014, CLOs represent 12.4% of our non-Agency portfolio.
During the second quarter, we purchased just one small pool of non-performing and sub-performing residential mortgage loans, or "residential NPLs." Given the run-up in prices of assets in this sector, we have acquired residential NPLs at a slower pace than we originally anticipated. However, with Freddie Mac entering the market in July as a seller in its first ever auction of residential NPLs, we remain optimistic that we will continue to see a heavy volume of residential NPLs, and that this will ultimately generate additional opportunities for us. Meanwhile, we are focusing our efforts on acquiring smaller pools. These opportunities typically originate from smaller community banks, and we have found that these smaller transactions may offer not only better potential returns in our view, but also more attractive terms.

Agency
Our Agency strategy generated gross income of $5.2 million, or $0.20 per share, during the quarter. Income from our Agency strategy was driven by positive contributions from interest income and net realized and unrealized gains on investments, which were partially offset by net losses on interest rate hedges and interest expense. Agency RMBS rallied in the second quarter, continuing their first quarter trend. As anticipated, the Federal Reserve continued to taper its monthly purchases of Agency RMBS and U.S. Treasury securities. While the Federal Reserve will likely cease its monthly bond purchases by the fall of this year, it has stated that it will continue to reinvest paydown proceeds from its held portfolio into additional Agency RMBS and U.S. Treasury securities. Similar to the first quarter, the additional supply of Agency RMBS that resulted from the taper was readily absorbed by other market participants. As the Federal Reserve continues to taper its purchases, its market dominance will further wane, which we believe will create additional opportunities for us and other private investors.
Our Agency RMBS are principally comprised of "specified pools." Specified pools are fixed rate Agency pools with special prepayment characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other prepayment characteristics.
During the second quarter, our Agency RMBS purchasing activity continued to focus primarily on higher coupon specified pools. As in the first quarter, pay-ups (price premiums for specified pools relative to their generic pool "TBA" counterparts) increased during the second quarter, thus continuing the reversal of the pay-up declines of the second half of 2013. Notwithstanding these increases of the past two quarters, pay-ups for many specified pool sectors remain well below their previous highs. Yield spreads on fixed rate reverse mortgage pools, which had tightened about 30 basis points during the first quarter, continued this trend and tightened an additional 10-15 basis points in the second quarter, as issuance of reverse mortgage pools continued to slow.
Prepayment rates increased only marginally in the second quarter, and they remain low by historical standards relative to the current level of mortgage rates. However, based on observations in the beginning of the third quarter, we believe that prepayments may soon begin to increase. As a result, we are still finding it attractive to buy pools with prepayment protection, particularly in those sectors that are more susceptible to increased prepayments. For the second consecutive quarter, and despite an approximate 25 basis point drop in mortgage rates during April and May, our Agency interest only securities performed well during the quarter, as prepayments increased but remained relatively low.
While Agency RMBS prices generally increased in the second quarter, over the near term we believe that the combined effects of continued Federal Reserve tapering and a potential rise in mortgage originations may ultimately put pressure on valuations of Agency RMBS. We also think it is unlikely that interest rate volatility will remain as subdued as it was in the first and second quarters. While both of these factors may weigh on the performance of Agency RMBS relative to U.S. Treasury securities, we believe that each of these factors should weigh more heavily on TBAs as compared to specified pools, so they should actually support specified pool pay-ups. As the Federal Reserve continues to taper its Agency RMBS purchases, which are concentrated in purchases of TBAs, specified pools should outperform TBAs. The effects of the taper can already be observed in the TBA roll market: TBA roll prices in early July were noticeably weaker than they were at the beginning of the second quarter. We have also noted that as dealer balance sheets contract in light of regulatory changes and risk appetite decreases, the depth of the Agency RMBS market has weakened somewhat. Essentially, this means that the amount of a particular asset that can be bought or sold without materially impacting its price has declined. At the same time, however, the decline in competition from dealers is helping us to find attractive opportunities to purchase assets.
Over the course of the second quarter and consistent with our strategy, we continued to hedge against the risk of rising interest rates, primarily with interest rate swaps and TBAs. Since long-term interest rates declined during the quarter, our interest rate hedges generated net losses, thereby partially reducing the impact of increasing asset prices. Notwithstanding the recent trend of declining interest rates and the relatively muted level of volatility, we believe the risk of higher near-term volatility in the Agency RMBS market remains. This reinforces the importance of our ability to hedge our risks using a variety of tools, including TBAs. Active trading of both assets and hedges has, and continues to be, a key element of our Agency RMBS strategy.
One metric that we use to measure our overall prepayment risk is our net Agency premium as a percentage of our long Agency RMBS holdings. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short (TBA) Agency RMBS positions. The net short TBA position related to our long Agency RMBS had a notional value of $502.7 million and a fair value of $546.2 million as of June 30, 2014 and a notional value of $401.6 million and a fair value of $435.2 million as of March 31, 2014. The lower our net Agency premium, the less we believe we are exposed to market-wide increases in Agency RMBS prepayments. As of June 30, 2014, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 2.3%

as compared to 1.4% at March 31, 2014. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 7.0% and 5.2% as of June 30, 2014 and March 31, 2014, respectively.
Financial Results
We prepare our financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, our investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
We also measure our performance through net-asset-value-based total return. Net-asset-value-based total return measures the change in our book value per share and assumes the reinvestment of dividends at book value per share. For the quarter ended June 30, 2014, our net-asset-value-based total return was 3.36%. Our net-asset-value-based total return from our inception (August 17, 2007) through June 30, 2014 was 137.38%.
The following table summarizes our operating results for the quarters ended June 30, 2014 and March 31, 2014 and the six months ended June 30, 2014:

	Quarter Ended June 30, 2014	Per Share	% of Average Equity	Quarter Ended March 31, 2014	Per Share	% of Average Equity	Six Months Ended June 30, 2014	Per Share	% of Average Equity
(In thousands, except per share amounts)
Non-Agency MBS, mortgage loans, ABS, and other:
Interest income	$12,970	$0.50	2.05%	$13,516	$0.52	2.15%	$26,486	$1.02	4.20%
Net realized gain	12,906	0.50	2.05%	24,255	0.93	3.85%	37,161	1.43	5.90%
Change in net unrealized gain (loss)	2,417	0.09	0.38%	(11,530)	(0.44)	(1.83)%	(9,113)	(0.35)	(1.45)%
Net interest rate hedges(1)	(2,418)	(0.09)	(0.38)%	(2,427)	(0.09)	(0.39)%	(4,845)	(0.18)	(0.77)%
Net credit hedges and other activities(2)	(3,573)	(0.14)	(0.57)%	1,074	0.04	0.17%	(2,499)	(0.10)	(0.40)%
Interest expense	(1,478)	(0.06)	(0.23)%	(1,647)	(0.06)	(0.26)%	(3,125)	(0.12)	(0.49)%
Other investment related expenses	(489)	(0.02)	(0.08)%	(163)	(0.01)	(0.03)%	(652)	(0.03)	(0.11)%
Total non-Agency MBS, mortgage loans, ABS, and other profit	20,335	0.78	3.22%	23,078	0.89	3.66%	43,413	1.67	6.88%
Agency RMBS:
Interest income	8,009	0.31	1.27%	7,947	0.30	1.26%	15,956	0.61	2.53%
Net realized gain (loss)	2,005	0.08	0.32%	(5,056)	(0.19)	(0.80)%	(3,051)	(0.11)	(0.48)%
Change in net unrealized gain (loss)	14,031	0.54	2.22%	12,450	0.48	1.98%	26,481	1.02	4.20%
Net interest rate hedges(1)	(18,055)	(0.70)	(2.86)%	(10,443)	(0.40)	(1.66)%	(28,498)	(1.10)	(4.52)%
Interest expense	(776)	(0.03)	(0.12)%	(776)	(0.03)	(0.12)%	(1,552)	(0.06)	(0.24)%
Total Agency RMBS profit	5,214	0.20	0.83%	4,122	0.16	0.66%	9,336	0.36	1.49%
Total non-Agency and Agency MBS, mortgage loans, ABS, and other profit	25,549	0.98	4.05%	27,200	1.05	4.32%	52,749	2.03	8.37%
Other interest income (expense), net	(3)	—	0.00%	(4)	—	0.00%	(7)	—	0.00%
Other expenses (excluding incentive fee)	(4,342)	(0.17)	(0.69)%	(4,358)	(0.17)	(0.69)%	(8,700)	(0.34)	(1.38)%
Net increase in equity resulting from operations (before incentive fee)	21,204	0.81	3.36%	22,838	0.88	3.63%	44,042	1.69	6.99%
Incentive fee	—	—	—%	—	—	—%	—	—	—%
Net increase in equity resulting from operations	$21,204	$0.81	3.36%	$22,838	$0.88	3.63%	$44,042	$1.69	6.99%
Less: Net increase in equity resulting from operations attributable to non-controlling interests	257			203			460
Net increase in shareholders' equity resulting from operations(6)	$20,947	$0.81	3.36%	$22,635	$0.88	3.63%	$43,582	$1.69	6.99%
Weighted average shares and convertible units(3) outstanding	26,065			26,059			26,062
Average equity (includes non-controlling interests)(4)	$630,443			$629,306			$629,846
Weighted average shares and LTIP units outstanding(5)	25,853			25,847			25,850
Average shareholders' equity (excludes non-controlling interests)(4)	$623,433			$623,021			$623,259

(1)	Includes TBAs and U.S. Treasuries, if applicable.

(2)	Includes equity strategies and related hedges.

(3)	Convertible units include Operating Partnership units attributable to non-controlling interests and LTIP units.

(4)	Average equity and average shareholders' equity are calculated using month end values.

(5)	Excludes Operating Partnership units attributable to non-controlling interests.

(6)
Per share information is calculated using weighted average shares and LTIP units outstanding. Percentage of average equity is calculated using average shareholders' equity, which excludes non-controlling interests.

Portfolio
The following tables summarize our portfolio holdings as of June 30, 2014 and March 31, 2014:
Investment Portfolio

	June 30, 2014					March 31, 2014
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS and Residential mortgage loans	$747,911	$504,864	$67.50	$459,362	$61.42	$767,960	$509,668	$66.37	$468,771	$61.04
Non-Agency CMBS and Commercial mortgage loans	130,774	65,462	50.06	65,703	50.24	131,412	76,649	58.33	75,080	57.13
Other ABS	70,139	67,635	96.43	67,980	96.92	47,259	45,478	96.23	45,656	96.61
Total Non-Agency MBS, mortgage loans, and Other ABS	948,824	637,961	67.24	593,045	62.50	946,631	631,795	66.74	589,507	62.27
Agency RMBS:
Floating	23,277	24,592	105.65	24,662	105.95	30,142	32,073	106.41	31,838	105.63
Fixed	783,461	841,489	107.41	828,252	105.72	755,401	794,498	105.18	796,013	105.38
Reverse Mortgages	54,328	59,473	109.47	59,855	110.17	54,605	59,765	109.45	60,459	110.72
Total Agency RMBS	861,066	925,554	107.49	912,769	106.00	840,148	886,336	105.50	888,310	105.73
Total Non-Agency and Agency MBS, mortgage loans, and Other ABS	$1,809,890	$1,563,515	$86.39	$1,505,814	$83.20	$1,786,779	$1,518,131	$84.96	$1,477,817	$82.71
Agency Interest Only RMBS	n/a	$36,240	n/a	$35,538	n/a	n/a	$41,375	n/a	$39,946	n/a
Non-Agency Interest Only and Principal Only MBS and Other(2)	n/a	$18,089	n/a	$17,384	n/a	n/a	$5,962	n/a	$5,313	n/a
TBAs:
Long	$136,038	$134,347	$98.76	$132,854	$97.66	$197,320	$190,446	$96.52	$190,012	$96.30
Short	(750,647)	(797,705)	106.27	(792,172)	105.53	(751,627)	(782,747)	104.14	(784,191)	104.33
Net Short TBAs	$(614,609)	$(663,358)	$107.93	$(659,318)	$107.27	$(554,307)	$(592,301)	$106.85	$(594,179)	$107.19
Short U.S. Treasury Securities	$(5,000)	$(4,961)	$99.23	$(4,977)	$99.55	$(5,000)	$(4,920)	$98.40	$(4,976)	$99.52
Short European Sovereign Bond	$(22,062)	$(24,457)	$110.85	$(23,143)	$104.90	$(22,208)	$(24,195)	$108.95	$(23,481)	$105.73
Repurchase Agreements	$30,537	$30,537	$100.00	$30,537	$100.00	$29,875	$29,875	$100.00	$29,872	$99.99
Short Common Stock	n/a	$(25,723)	n/a	$(25,925)	n/a	n/a	$(6,903)	n/a	$(7,004)	n/a
Real Estate Owned	n/a	$1,641	n/a	$1,658	n/a	n/a	$97	n/a	$101	n/a
Total Net Investments		$931,523		$877,568			$967,121		$923,409

(1)	Represents the dollar amount, per $100 of current principal of the price or cost for the security.

(2)	Includes equity tranches and similar securities.
Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates. We actively invest in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced." Given that we use TBAs primarily to hedge the risk of rising interest rates on our long holdings, we generally carry a net short TBA position.

Derivatives Portfolio(1)

	June 30, 2014		March 31, 2014
	Notional Value	Fair Value	Notional Value	Fair Value
(In thousands)
Mortgage-Related Derivatives:
Long CDS on RMBS and CMBS Indices(2)	$17,763	$(4,298)	$30,793	$(7,023)
Short CDS on RMBS and CMBS Indices(3)	(72,146)	2,882	(82,134)	5,025
Short CDS on Individual RMBS(3)	(23,524)	13,812	(24,734)	14,824
Net Mortgage-Related Derivatives	(77,907)	12,396	(76,075)	12,826
Long CDS on Corporate Bond Indices	116,034	20,700	102,314	17,963
Short CDS on Corporate Bond Indices	(271,561)	(25,901)	(245,050)	(14,771)
Long CDS on Corporate Bonds	4,395	(2,287)	—	—
Purchased Options on CDS on Corporate Bond Indices(4)	—	—	22,588	86
Written Options on CDS on Corporate Bond Indices(5)	(20,790)	(76)	—	—
Long Total Return Swaps on Corporate Equities(6)	31,506	20	30,721	1
Short Total Return Swaps on Corporate Equities(6)	(13,450)	(40)	(12,229)	(17)
Interest Rate Derivatives:
Long Interest Rate Swaps(7)	633,640	11,497	629,350	3,407
Short Interest Rate Swaps(8)	(1,118,141)	(4,851)	(1,148,741)	8,534
Long U.S. Treasury Note Futures(9)	33,700	200	82,100	(94)
Long Eurodollar Futures(10)	4,000	—	—	—
Short Eurodollar Futures(10)	(763,000)	(321)	(732,000)	17
Short U.S. Treasury Note Futures(11)	(17,600)	(15)	(500)	—
Purchased Payer Swaptions(12)	8,300	(486)	10,300	(328)
Written Payer Swaptions(13)	(17,300)	492	(21,600)	307
Purchased Receiver Swaptions(14)	25,000	2	—	—
Purchased Straddle Swaptions(15)	30,000	(144)	—	—
Written Straddle Swaptions(16)	(37,000)	168	—	—
Total Net Interest Rate Derivatives		6,542		11,843
Other Derivatives:
Long Foreign Currency Forwards(17)	8,640	52	—	—
Short Foreign Currency Forwards(18)	(40,900)	(314)	(27,869)	125
Total Net Derivatives		$11,092		$28,056

(1)
In the table above, fair value of certain derivative transactions are shown on a net basis. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of June 30, 2014, derivative assets and derivative liabilities were $59.5 million and $48.4 million, respectively, for a net fair value of $11.1 million, as reflected in "Total Net Derivatives" above. As of March 31, 2014, derivative assets and derivative liabilities were $57.6 million and $29.5 million, respectively, for a net fair value of $28.1 million, as reflected in "Total Net Derivatives" above.

(2)	Long mortgage-related derivatives represent transactions where we sold credit protection to a counterparty.

(3)	Short mortgage-related derivatives represent transactions where we purchased credit protection from a counterparty.

(4)	Represents our option to enter into a CDS on a corporate bond index whereby we would pay a fixed rate and receive credit protection payments.

(5)	Represents the option on the part of a counterparty to enter into a CDS on a corporate bond index whereby we would receive a fixed rate and pay credit protection payments.

(6)	Notional value represents number of underlying shares or par value times the closing price of the underlying security.

(7)	For long interest rate swaps, a floating rate is being paid and a fixed rate is being received.

(8)	For short interest rate swaps, a fixed rate is being paid and a floating rate is being received.

(9)	Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held. As of June 30, 2014 and March 31, 2014, a total of 337 and 608 contracts were held, respectively.

(10)	Every $1,000,000 in notional value represents one Eurodollar future contract.

(11)	Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held. As of June 30 , 2014 and March 31, 2014 a total of 88 and 5 contracts were held, respectively.

(12)	Represents the option on our part to enter into an interest rate swap with a counterparty whereby we would pay a fixed rate and receive a floating rate.

(13)	Represents the option on the part of a counterparty to enter into an interest rate swap with us whereby we would receive a fixed rate and pay a floating rate.

(14)	Represents the option on our part to enter into an interest rate swap with a counterparty whereby we would receive a fixed rate and pay a floating rate.

(15)	Represents the combination of a purchased payer swaption and a purchased receiver swaption on the same underlying swap.

(16)	Represents the combination of a written payer swaption and a written receiver swaption on the same underlying swap.

(17)	Notional amount represents U.S. Dollars to be paid by us at the maturity of the forward contract.

(18)	Notional amount represents U.S. Dollars to be received by us at the maturity of the forward contract.
Our net short positions in RMBS and CMBS indices reference underlying exposures in several vintage years, including 2005-2008 and 2012. Net long and net short total return swaps on corporate equities are principally comprised of long and short equity positions in certain publicly traded REITs. The mix and composition of our derivative instruments may vary from period to period.
The following table summarizes, as of June 30, 2014, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate, 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$305	$(365)
Agency RMBS - Fixed Pools and IOs	13,337	(20,563)
TBAs	(9,331)	13,378
Non-Agency RMBS, CMBS, Other ABS, and Mortgage Loans	6,265	(6,100)
Interest Rate Swaps	(11,232)	10,689
Interest Rate Swaptions	101	(213)
U.S. Treasury Securities	(105)	103
Eurodollar and U.S. Treasury Futures	(90)	90
Mortgage-Related Derivatives	(366)	616
Corporate Securities and Derivatives on Corporate Securities	896	(611)
Repurchase Agreements and Reverse Repurchase Agreements	(515)	694
	$(735)	$(2,282)

(1)
Based on the market environment as of June 30, 2014. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities, and reflects only sensitivity to U.S. interest rates. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity(1)
By Collateral Type

	As of June 30, 2014	For the Quarter Ended June 30, 2014		As of March 31, 2014	For the Quarter Ended March 31, 2014
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Non-Agency RMBS, CMBS, and Other	$297,837	$307,964	1.92%	$308,621	$343,308	1.94%
Agency RMBS	890,994	864,934	0.36%	867,286	824,216	0.38%
Total	$1,188,831	$1,172,898	0.77%	$1,175,907	$1,167,524	0.84%
Leverage Ratio (2)	1.89:1			1.87:1

(1)	Borrowed amounts exclude $0.9 million and $1.0 million in securitized debt as of June 30, 2014 and March 31, 2014, respectively, representing long term financing for the related asset.

(2)
The leverage ratio does not account for liabilities other than debt financings. Our debt financings consist solely of reverse repurchase agreements ("reverse repos") and a securitized debt financing in the amount of $0.9 million and $1.0 million as of June 30, 2014 and March 31, 2014, respectively.

Our borrowings under reverse repos increased slightly as of June 30, 2014 as compared to March 31, 2014, and our leverage ratio remained relatively constant at 1.89:1 versus 1.87:1. Our leverage ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions. As competition has increased among repo counterparties, our repo borrowing rates have recently declined slightly.
By Remaining Maturity (1)(2)

(In thousands)	As of June 30, 2014		As of March 31, 2014
Remaining Maturity (3)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$368,522	31.0%	$339,211	28.8%
31-60 Days	348,115	29.3%	353,914	30.1%
61-90 Days	292,692	24.6%	331,512	28.2%
91-120 Days	3,828	0.3%	21,484	1.8%
121-150 Days	28,875	2.4%	8,664	0.8%
151-180 Days	146,799	12.4%	121,122	10.3%
	$1,188,831	100.0%	$1,175,907	100.0%

(1)	Borrowed amounts exclude $0.9 million and $1.0 million in securitized debt as of June 30, 2014 and March 31, 2014, respectively, representing long term financing for the related asset.

(2)
Reverse repos involving underlying investments that we had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that we may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(3)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

Substantially all of our borrowed funds are in the form of reverse repos. Aside from borrowings under reverse repos, we also had securitized debt outstanding in the amount of $0.9 million and $1.0 million as of June 30, 2014 and March 31, 2014, respectively. The weighted average remaining term on our reverse repos as of June 30, 2014 and March 31, 2014 was 62 and 59 days, respectively. Our borrowings outstanding under reverse repos were with a total of sixteen counterparties as of June 30, 2014. As of June 30, 2014, we held liquid assets in the form of cash and cash equivalents in the amount of $145.0 million. Since mid-2013, we have held a relatively large cash balance, both to serve as a buffer against increased market volatility and to provide liquidity in order to take advantage of potential investment opportunities.
Derivatives/Hedging and Other Investments Summary
The following table summarizes the components of our derivatives/hedging and other investment results for the quarters ended June 30, 2014 and March 31, 2014:

(In thousands)	Quarter Ended June 30, 2014			Quarter Ended March 31, 2014
Hedges:	Net Interest Expense(1)	Net Realized and Change in Net Unrealized Gain (Loss)	Total	Net Interest Expense(1)	Net Realized and Change in Net Unrealized Gain (Loss)	Total
Interest Rate Swaps	$(1,353)	$(6,198)	$(7,551)	$(1,616)	$(7,295)	$(8,911)
Futures	—	(391)	(391)	—	19	19
Net TBAs Held Short	—	(12,488)	(12,488)	—	(3,752)	(3,752)
Net U.S. Treasuries Held Short	(12)	(31)	(43)	(43)	(183)	(226)
Total Interest Rate Hedges	(1,365)	(19,108)	(20,473)	(1,659)	(11,211)	(12,870)
Net Credit Hedges and other activities(2)	(2,008)	(1,565)	(3,573)	(1,731)	2,805	1,074
Total Hedges	$(3,373)	$(20,673)	$(24,046)	$(3,390)	$(8,406)	$(11,796)

(1)	Net interest expense represents fixed rate periodic payments made by us.

(2)	Net interest expense includes dividend expense related to common stock sold short.
Other
Our base management fee and other operating expenses, but excluding interest expense, other investment related expenses and incentive fees, was 2.8%, on an annualized basis, of average equity for each of the quarters ended June 30, 2014 and March 31, 2014, respectively. There was no incentive fee expense incurred for the quarters ended June 30, 2014 or March 31, 2014.

Dividends
On August 5, 2014, our Board of Directors declared a dividend of $0.77 per share for the second quarter of 2014, payable on September 15, 2014 to shareholders of record on August 29, 2014. This represents the seventh consecutive quarter that our quarterly dividend has been set at this level. We previously announced that we expect to continue to recommend quarterly dividends of $0.77 per share until conditions warrant otherwise. At the end of each year, our Board of Directors takes into account our earnings and other factors to consider whether to declare a special dividend. The declaration and amount of future dividends remain in the discretion of the Board of Directors. Our dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On August 4, 2011, our Board of Directors approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. To date, we have repurchased 217,619 shares under this program at an aggregate cost of $4.5 million, or an average cost per share of $20.59. We did not repurchase any of our outstanding shares during the second quarter.
About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that acquires and manages mortgage-related assets, including residential mortgage-backed securities backed by prime jumbo, Alt-A, manufactured housing and subprime residential mortgage loans, residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise, residential mortgage loans, mortgage-related derivatives, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, as well as corporate debt and equity securities and derivatives. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Thursday, August 7, 2014, to discuss our financial results for the quarter ended June 30, 2014. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 65584873. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Thursday, August 7, 2014, at approximately 2 p.m. Eastern Time through Thursday, August 14, 2014 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 65584873. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on our web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and our ability to implement our investment and hedging strategies, performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, statements regarding our net Agency premium, estimated effects on the fair value of our MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the drivers of our returns, our expected ongoing annualized expense ratio, and statements regarding our intended dividend policy including the amount to be recommended by management, and our share repurchase program. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the our Annual Report on Form 10-K filed on March 14, 2014 which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Six Month Period Ended
(In thousands, except per share amounts)	June 30, 2014	March 31, 2014	June 30, 2014
Investment income
Interest income	$20,996	$21,496	$42,493
Expenses
Base management fee	2,368	2,364	4,733
Incentive fee	—	—	—
Interest expense	2,416	2,627	5,043
Other investment related expenses	1,232	430	1,662
Other operating expenses	1,974	1,994	3,968
Total expenses	7,990	7,415	15,406
Net investment income	13,006	14,081	27,087
Net realized gain (loss) on:
Investments	4,596	9,843	14,439
Financial derivatives	(817)	1,218	402
Foreign currency transactions	(95)	347	252
	3,684	11,408	15,093
Change in net unrealized gain (loss) on:
Investments	9,803	(147)	9,656
Financial derivatives	(5,771)	(2,439)	(8,211)
Foreign currency translation	482	(65)	417
	4,514	(2,651)	1,862
Net realized and change in unrealized gain (loss) on investments and financial derivatives	8,198	8,757	16,955
Net increase in equity resulting from operations	21,204	22,838	44,042
Less: Increase in equity resulting from operations attributable to non-controlling interests	257	203	460
Net increase in shareholders' equity resulting from operations	$20,947	$22,635	$43,582
Net increase in shareholders' equity resulting from operations per share:
Basic and diluted	$0.81	$0.88	$1.69
Weighted average shares and LTIP units outstanding	25,853	25,847	25,850
Weighted average shares and convertible units outstanding	26,065	26,059	26,062

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	June 30, 2014	March 31, 2014	December 31, 2013(1)
ASSETS
Cash and cash equivalents	$145,032	$170,362	$183,489
Investments, financial derivatives, and repurchase agreements:
Investments, at fair value (Cost – $1,693,248, $1,713,189, and $1,688,257)	1,753,832	1,756,011	1,730,130
Financial derivatives–assets, at fair value (Net cost – $54,200, $55,230, and $50,533)	59,470	57,560	59,664
Repurchase agreements (Cost – $30,537, $29,872, and $27,943)	30,537	29,875	27,962
Total Investments, financial derivatives, and repurchase agreements	1,843,839	1,843,446	1,817,756
Due from brokers	109,863	68,863	82,571
Receivable for securities sold	813,166	832,841	883,005
Interest and principal receivable	7,618	6,800	6,831
Other assets	1,709	1,693	1,546
Total assets	$2,921,227	$2,924,005	$2,975,198
LIABILITIES
Investments and financial derivatives:
Investments sold short, at fair value (Proceeds – $846,217, $819,652, and $847,602)	$852,846	$818,765	$845,614
Financial derivatives–liabilities, at fair value (Net proceeds – $28,981, $18,821, and $29,746)	48,378	29,504	44,791
Total investments and financial derivatives	901,224	848,269	890,405
Reverse repurchase agreements	1,188,831	1,175,907	1,236,166
Due to brokers	27,479	30,860	19,762
Payable for securities purchased	164,792	231,809	193,047
Securitized debt (Proceeds – $906, $963, and $980)	925	983	983
Accounts payable and accrued expenses	2,209	2,281	1,810
Base management fee payable	2,368	2,364	2,364
Incentive fee payable	—	—	3,091
Interest and dividends payable	2,276	1,456	1,521
Total liabilities	2,290,104	2,293,929	2,349,149
EQUITY	631,123	630,076	626,049
TOTAL LIABILITIES AND EQUITY	$2,921,227	$2,924,005	$2,975,198
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(25,441,750, 25,441,750, and 25,428,186 shares issued and outstanding)	$614,862	$613,822	$611,282
Additional paid-in capital–LTIP units	9,245	9,181	9,119
Total Shareholders' Equity	624,107	623,003	620,401
Non-controlling interests	7,016	7,073	5,648
Total Equity	$631,123	$630,076	$626,049
PER SHARE INFORMATION:
Common shares, no par value	$24.53	$24.49	$24.40
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value	$24.14	$24.10	$23.99

(1)	Derived from audited financial statements as of December 31, 2013.